Exhibit 99.1

Twin Disc Reports Solid Third Quarter Results

RACINE, Wis., April 28, 2023 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN) today reported results for the third quarter of fiscal year 2023, which ended on March 31, 2023.

Fiscal Third Quarter 2023 Highlights

●	Sales increased 24.4% year-over-year to $73.8 million
●	Net income attributable to Twin Disc was $2.7 million and EBITDA* of $6.4 million
●	Improved operating cash flow of $6.9 million
●	Six-month backlog of $127.7 million at the highest level in more than four years
●	Veth business delivered a record-high 12-month backlog in the third quarter
●	Significant improvement in shipments and moderation of supply chain headwinds

CEO Perspective
“Our team remained agile during the quarter capitalizing on robust end market demand and easing supply chain headwinds to deliver a 24% increase in sales year-over-year. While we are very proud of these results, our margins were negatively impacted by a number of factors, including component shortages and inflation that more than offset the partial quarter of pricing realization. As we have discussed, we are laser-focused on margin expansion and cash flow and expect to see some of the actions we have taken bear fruit over the coming quarters. Importantly, our third quarter backlog is at the highest level we’ve seen since fiscal 2018 and inventory levels are sequentially lower on a dollar and percentage of backlog basis. As such, we remain optimistic as we look ahead and leverage our competitive strengths across the business to drive profitable growth over the long term,” commented John H. Batten, President and Chief Executive Officer of Twin Disc.

Third Quarter Results
Sales for the fiscal 2023 third quarter increased 24.4% year-over-year to $73.8 million driven by strong demand in both the Company’s Marine and Propulsion Systems, as well as Land-Based Transmission markets, and solid operational improvements resulting in higher quarterly shipments than expected.

Sales by product group:

Product Group (Thousands of $):	Q3 FY23 Sales	Q3 FY22 Sales	Change
Marine and Propulsion Systems	43,854	33,162	32.2%
Land-Based Transmissions	19,574	16,086	21.7%
Industrial	7,304	8,461	(13.7)%
Other	3,041	1,580	92.5%
Total	73,772	59,289	24.4%

The Company delivered double-digit growth in North American and Asia Pacific regions on both a sequential and year-over-year basis driven by strong end market demand and the expansion of our Veth business into new geographies and the luxury yacht market.

Gross profit increased 8.9% to $19.3 million compared to $17.7 million for the third quarter of fiscal 2022. Gross margin was 26.1% in the third quarter, compared to 29.8% in the prior year period. The 370-basis point year-over-year decrease was primarily driven by unfavorable mix and continued inflationary and supply chain pressures. The Company implemented, and started to realize, additional price increases during the quarter, which will favorably impact margins going forward. Year-to-date gross profit increased 11.1% to $49.6 million. Year-to-date gross margin decreased 100 basis points to 25.7%.

Marketing, engineering and administrative (ME&A) expense increased by $0.2 million, or 1.6%, to $14.6 million, compared to $14.4 million in the prior year quarter. The increased ME&A expense was primarily driven by a prior year Dutch subsidy of $0.7 million, a $0.7 million inflationary impact on wages, and a $0.4 million increase in travel costs as we return to more normal travel levels. These increases were partially offset by a $1.2 million reduction in the global bonus accrual. On a year-to-date basis, ME&A expense increased 6.9% to $45.7 million.

Net income attributable to Twin Disc for the quarter was $2.7 million, or $0.20 per diluted share, compared to a net income attributable to Twin Disc of $2.2 million, or $0.17 per share, for the third fiscal quarter of 2022. The year-over-year improvement was partially driven by lower income tax expense resulting from the geographic mix of earnings. Year-to-date, the Company generated net income attributable to Twin Disc of $1.8 million, or $0.13 per diluted share, a 564.6% and 550.2% increase, respectively, from the comparable prior year period.

Earnings before interest, taxes, depreciation and amortization (EBITDA) were $6.4 million in the quarter, compared to $5.6 million in the year-ago period, primarily driven by higher depreciation and amortization primarily related to an investment in the Company’s ERP system. For the first three quarters of fiscal 2023, EBITDA increased 16.1% to $12.8 million from $11.0 million in the comparable prior year period.

On a consolidated basis, the backlog of orders to be shipped over the next six months is approximately $127.7 million, compared to $124.0 million at the end of the second quarter. As a percentage of six-month backlog, inventory has improved from 110% at the end of the second quarter to 107% at the end of the third quarter. Compared to the end of fiscal 2022, cash increased 12.0% to $14.0 million and net debt* decreased $6.7 million to $17.3 million.

CFO Perspective
Jeffrey S. Knutson, Vice President of Finance, Chief Financial Officer, Treasurer, and Secretary stated, “While we have seen broad-based supply chain headwind moderation, acute material and component shortages continue to impact our profitability. I am cautiously optimistic that the worst is behind us, and our team is in a much better place to better anticipate and respond to these challenges. Further, as inflation moderates, lower-margin orders flow out of the backlog, and we realize the full benefit of our previous pricing actions, we expect to see improved margin performance. We believe our longer-term revenue, gross margin, and free cash flow conversion targets are achievable, and our disciplined capital allocation strategy and strong balance sheet place us in an enviable position to take advantage of growth-focused opportunities ahead for Twin Disc.”

Discussion of Results
Twin Disc will host a conference call to discuss these results and to answer questions at 11:00 a.m. Eastern time on April 28, 2023. The live audio webcast will be available on Twin Disc’s website at https://ir.twindisc.com. To participate in the conference call, please dial 877-407-9039 approximately ten minutes before the call is scheduled to begin. A replay of the webcast will be available at https://ir.twindisc.com shortly after the call until April 27, 2024.

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The words “anticipates,” “believes,” “intends,” “estimates,” and “expects,” or similar anticipatory expressions, usually identify forward-looking statements. The Company intends that such forward-looking statements qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on current expectations, and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from current expectations. Such risks and uncertainties include the impact of general economic conditions and the cyclical nature of many of the Company’s product markets; foreign currency risks and other risks associated with the Company’s international sales and operations; the ability of the Company to successfully implement price increases to offset increasing commodity costs; the ability of the Company to generate sufficient cash to pay its indebtedness as it becomes due; and the possibility of unforeseen tax consequences and the impact of tax reform in the U.S. or other jurisdictions. These and other risks are described under the caption “Risk Factors” in Item 1A of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, as supplemented in subsequent periodic reports filed with the Securities and Exchange Commission. Accordingly, the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. The Company assumes no obligation, and disclaims any obligation, to publicly update or revise any forward-looking statements to reflect subsequent events, new information, or otherwise.

*Non-GAAP Financial Information

Financial information excluding the impact of asset impairments, restructuring charges, foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts. These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definitions
Earnings before interest, taxes, depreciation and amortization (EBITDA) is calculated as net earnings or loss excluding interest expense, the provision or benefit for income taxes, depreciation and amortization expenses.

Net debt is calculated as total debt less cash.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME (LOSS)

(In thousands, except per-share data; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 31, 2023	March 25, 2022	March 31, 2023	March 25, 2022

Net sales	$73,772	$59,289	$193,036	$166,939
Cost of goods sold	54,507	41,598	143,451	122,319
Gross profit	19,265	17,691	49,585	44,620

Marketing, engineering and administrative expenses	14,626	14,396	45,688	42,753
Restructuring expenses	33	303	208	1,542
Other operating (income) loss	1	(63)	(4,149)	(2,957)
Income from operations	4,605	3,055	7,838	3,282

Interest expense	522	490	1,682	1,594
Other expense (income), net	785	(498)	1,834	(608)
	1,307	(8)	3,516	986

Income before income taxes and noncontrolling interest	3,298	3,063	4,322	2,296
Income tax expense	548	753	2,349	1,757

Net income	2,750	2,310	1,973	539
Less: Net earnings attributable to
noncontrolling interest, net of tax	(76)	(79)	(188)	(223)
Net income attributable to Twin Disc	$2,674	$2,231	$1,785	$316

Income per share data:
Basic income per share attributable to Twin Disc common shareholders	$0.20	$0.17	$0.13	$0.02
Diluted income per share attributable to Twin Disc common shareholders	$0.20	$0.17	$0.13	$0.02

Weighted average shares outstanding data:
Basic shares outstanding	13,504	13,397	13,455	13,339
Diluted shares outstanding	13,662	13,457	13,608	13,373

Comprehensive income
Net income	$2,750	$2,310	$1,973	$539
Benefit plan adjustments, net of income taxes of $1, $4, $5, and $4, respectively	578	505	581	1,512
Foreign currency translation adjustment	1,014	(2,721)	3,117	(6,359)
Unrealized gain on cash flow hedge, net of income taxes of $0, $0, $0, and $0, respectively	(224)	810	(26)	1,748
Comprehensive income	4,118	904	5,645	(2,560)
Less: Comprehensive income attributable to noncontrolling interest	67	38	277	235
Comprehensive income (loss) attributable to Twin Disc	$4,185	$942	$5,922	$(2,325)

RECONCILIATION OF CONSOLIDATED NET INCOME TO EBITDA

(In thousands; unaudited)

	For the Quarter Ended		For the Three Quarters Ended
	March 31, 2023	March 25, 2022	March 31, 2023	March 25, 2022
Net income attributable to Twin Disc	$2,674	$2,231	$1,785	$316
Interest expense	522	490	1,682	1,594
Income tax expense	548	753	2,349	1,757
Depreciation and amortization	2,670	2,112	6,936	7,317
Earnings before interest, taxes, depreciation and amortization	$6,414	$5,586	$12,752	$10,984

RECONCILIATION OF TOTAL DEBT TO NET DEBT

(In thousands; unaudited)

	March 31, 2023	June 30, 2022
Current maturities of long-term debt	$2,000	$2,000
Long-term debt	29,276	34,543
Total debt	31,276	36,543
Less cash	14,024	12,521
Net debt	$17,252	$24,022

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands; except share amounts, unaudited)

	March 31,	June 30,
	2023	2022
ASSETS
Current assets:
Cash	$14,024	$12,521
Trade accounts receivable, net	44,438	45,452
Inventories	136,153	127,109
Assets held for sale	2,968	2,968
Prepaid expenses	10,025	7,756
Other	8,341	8,646

Total current assets	215,949	204,452

Property, plant and equipment, net	40,700	41,615
Right-of-use assets operating leases	12,415	12,685
Intangible assets, net	11,239	13,010
Deferred income taxes	2,542	2,178
Other assets	2,668	2,583

TOTAL ASSETS	$285,513	$276,523

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$2,000	$2,000
Accounts payable	29,726	28,536
Accrued liabilities	56,886	50,542

Total current liabilities	88,612	81,078

Long-term debt, less current maturities	29,276	34,543
Lease obligations	9,897	10,575
Accrued retirement benefits	10,315	9,974
Deferred income taxes	3,391	3,802
Other long-term liabilities	5,403	5,363

Total liabilities	146,894	145,335

Twin Disc shareholders’ equity:
Preferred shares authorized: 200,000; issued: none; no par value	-	-
Common shares authorized: 30,000,000; issued: 14,632,802; no par value	42,145	42,551
Retained earnings	136,815	135,031
Accumulated other comprehensive loss	(28,503)	(32,086)
	150,457	145,496
Less treasury stock, at cost (818,115 and 960,459 shares, respectively)	12,527	14,720

Total Twin Disc shareholders' equity	137,930	130,776

Noncontrolling interest	689	412
Total equity	138,619	131,188

TOTAL LIABILITIES AND EQUITY	$285,513	$276,523

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands; unaudited)

	For the Three Quarters Ended
	March 31, 2023	March 25, 2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,973	$539
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation and amortization	6,936	7,317
Gain on sale of assets	(4,237)	(2,939)
Restructuring expenses	(54)	(487)
Provision for deferred income taxes	(1,462)	(1,383)
Stock compensation expense and other non-cash charges, net	2,355	2,642
Net change in operating assets and liabilities	1,348	(12,912)

Net cash provided (used) by operating activities	6,859	(7,223)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant, and equipment	(6,810)	(2,371)
Proceeds from sale of fixed assets	7,177	9,152
Proceeds on note receivable	-	500
Other, net	199	465

Net cash provided by investing activities	566	7,746

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving loan arrangements	65,862	78,142
Repayments of revolving loan arrangements	(69,823)	(73,192)
Repayments of other long-term debt	(1,534)	(2,063)
Payments of finance lease obligations	(204)	(726)
Payments of withholding taxes on stock compensation	(463)	(487)

Net cash (used) provided by financing activities	(6,162)	1,674

Effect of exchange rate changes on cash	240	(1,712)

Net change in cash	1,503	485

Cash:
Beginning of period	12,521	12,340

End of period	$14,024	$12,825

Investors:

Clermont Partners

TwinDiscIR@clermontpartners.com

Source: Twin Disc, Incorporated